Exhibit 10.68
FIRST AMENDMENT
CA, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
THIS FIRST AMENDMENT, (the “Amendment”) is made by CA, Inc. (the “Company”) dated as of the 25th day of February 2008
WITNESSETH
WHEREAS, the Company (the “Sponsor”) sponsors the Executive Deferred Compensation Plan (the “Plan”) which provides certain eligible employees with the means to defer receipt of a portion of their compensation;
WHEREAS, the Plan, a non-qualified deferred compensation plan is subject to Section 409A of the U.S. Internal Revenue Code and the regulations issued thereunder (“Section 409A”)
WHEREAS, the Sponsor wishes to amend certain provisions of the Plan in order to comply with Section 409A;
NOW, THEREFORE, in consideration of the above premises, the Sponsor hereby amends the Plan as follows:
Effective April 1, 2008 (the “Effective Date”) the second sentence in Section 4.3 Timing of Election to Defer shall be deleted in its entirety and replaced as follows:
“Each Eligible Employee who desires to defer Compensation that is a Bonus must execute a deferral agreement within the period preceding the Plan Year during which the Bonus is earned that is specified by the administrator, except that if the Bonus can be treated as performance based compensation as described in Section 409A(a)(4)(B)(iii), the deferral agreement may be executed within the period specified by the Administrator, which period, in no event, shall end after the date which is twelve months prior to the end of the period during which the Bonus is earned.”
Except as specifically set forth in this Amendment, the terms of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Sponsor has caused this First Amendment to the Plan be executed by its duly designated officer to be effective as of the Effective Date.

CA, Inc.
By:	/s/ Andrew Goodman
	Print Name:	Andrew Goodman
	Title:	Executive Vice President, Worldwide Human Resources